Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10016 +1 212 345 5000 Fax +1 212 345 4395 www.mmc.com

                                  Exhibit 99.1

NEWS RELEASE

MARSH & McLENNAN COMPANIES INCREASES
SHARE REPURCHASE PROGRAM FROM $500 MILLION TO $1 BILLION

NEW YORK, August 17, 2011 – Marsh & McLennan Companies, Inc. (NYSE: MMC) announced today that its Board of Directors has authorized the share repurchase of an additional $500 million. Combined with the $500 million share repurchase program announced on September 30, 2010, the Company’s authorization now totals $1 billion. As disclosed in its second quarter results, the Company had repurchased $321 million, or 11.2 million shares of common stock as of June 30, 2011. The Company continues to repurchase stock in the current quarter.

Brian Duperreault, President and CEO of Marsh & McLennan Companies, said: “Our earnings power has continued to strengthen over the past several years, allowing us to invest in our businesses and return capital to shareholders. This share repurchase program, combined with the two increases in our quarterly dividend over the last year totaling 10 percent, illustrates our commitment to enhancing shareholder value.”

Marsh & McLennan Companies is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With 52,000 employees worldwide and annual revenue exceeding $10 billion, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. Marsh & McLennan Companies’ website address is www.mmc.com

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